Exhibit 99.1
November 12, 2010
PRIVATE AND CONFIDENTIAL
ODS-Petrodata, Inc.
3200 Wilcrest Dr., Suite 170
Houston, Texas 77042
Re: Consent to Use of Data
Dear Sir or Madam:
     RigNet, Inc. (“RigNet”) is contemplating an initial public offering of its common stock. In connection with this offering, RigNet proposes to file an amendment to its Form S-1 registration statement, Registration No. 333-169723 (“Registration Statement”), with the Securities and Exchange Commission.
     We request your consent to cite, in the Registration Statement and all amendments thereto, certain data contained in a RigBase Current Activity data download dated September 2, 2010 and a RigBase Current Activity data download dated November 5, 2010. Furthermore, we also request to cite ODS-Petrodata, Inc. as the source of such data.
     If this is acceptable, please indicate your consent to our use of the data by countersigning this letter. Please email or fax the executed consent to William Sutton at (281) 674-0101 or bill.sutton@rig.net, and return the original executed consent to William Sutton at 1880 S. Dairy Ashford, Suite 300, Houston, Texas 77077. Please call the undersigned at (281) 674-0713 or Brian Fenske of Fulbright & Jaworski L.L.P., counsel to RigNet, at (713) 651-5557 with any questions you may have. Given the urgency of this request, your prompt attention to this matter is greatly appreciated.
     Please note that RigNet has not made any public announcement of the proposed public offering and appreciates your maintaining the confidentiality of the subject matter of this letter. In order not to jeopardize the offering, it is critical that you keep confidential RigNet’s plans with respect to its initial public offering. Accordingly, please do not discuss the offering with third parties.

Sincerely, RigNet, Inc.
/s/ William D. Sutton
William D. Sutton, Vice President
and General Counsel

CONSENT GRANTED: ODS-Petrodata, Inc.
By:	/s/ Paul Large
	Name:	Paul Large
	Title:	V. P. Sales
	Date:	November 12, 2010